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                                                                EXHIBIT K-1


                   [Form of Money Market Quote Request]


                                                                     [Date]

To: The Chase Manhattan Bank (National Association), as Administrative Agent

From:     Infinity Broadcasting Corporation

Re:       Money Market Quote Request

     Pursuant to Section 2.03 of the Second Amended and Restated Credit Agreement dated as of December 22, 1994 (the "Credit Agreement") between Infinity Broadcasting Corporation, the lenders named therein, The Chase Manhattan Bank (National Association), as Administrative Agent, Bank of America Illinois, Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de CIC et de l'Union Europeene, The First National Bank of Boston and National Westminster Bank USA, as Co-Agents and Chemical Bank, as Collateral Agent, we hereby give notice that we request Money Market Quotes for the following proposed Money Market Borrowing(s) under an [Acquisition Loan Commitment/Revolving Credit Commitment]:

Borrowing    Quotation                              Interest
Date [*1]    Date [*2]    Amount[*3]   Type [*4]   Period [*5]


     Terms used herein have the meanings assigned to them in the Credit Agreement.

                              INFINITY BROADCASTING CORPORATION


                              By ______________________________
                                 Name:
                                 Title:





___________________

* All numbered footnotes appear on the last page of this Exhibit.

                            Money Market Quote Request
                            __________________________

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                               - 2 -
___________________

[1]  Shall be a Business Day.

[2] For use if a Set Rate in a Set Rate Auction is requested to be submitted before the Borrowing Date.

[3] Each amount must be $10,000,000 or a larger multiple of $1,000,000.

[4]  Insert either "LIBO Margin" (in the case of LIBOR Market
     Loans) or "Set Rate" (in the case of Set Rate Loans).

[5] One, two, three, six or twelve months or any other calendar month thereafter, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of at least 7 days after the making of such Set Rate Loan and ending on a Business Day.

                            Money Market Quote Request
                            __________________________

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                                                                EXHIBIT K-2


                       [Form of Money Market Quote]

                                                                     [Date]

To: The Chase Manhattan Bank (National Association), as Administrative Agent

Attention:

Re:       Money Market Quote to
          Infinity Broadcasting Corporation (the "Company")

     This Money Market Quote is given in accordance with Section 2.03(c) of the Second Amended and Restated Credit Agreement dated as of December 22, 1994 (the "Credit Agreement") between Infinity Broadcasting Corporation, the lenders named therein, The Chase Manhattan Bank (National Association), as Administrative Agent, Bank of America Illinois, Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de CIC et de l'Union Europeene, The First National Bank of Boston and National Westminster Bank USA, as Co-Agents and Chemical Bank, as Collateral Agent. Terms defined in the Credit Agreement are used herein as defined therein.

     In response to the Company's invitation dated _______, 199_, we hereby make the following Money Market Quote(s) on the following terms:

          1.  Quoting Bank:

          2.  Person to contact at Quoting Bank:

          3. We hereby offer to make Money Market Loan(s) in the following principal amount(s), for the following Interest
     Period(s) and at the following rate(s) under an [Acquisition
     Loan Commitment/Revolving Credit Commitment]:

Borrowing   Quotation                         Interest
Date [*1]   Date [*2]   Amount[*3]     Type [*4]   Period [*5]    Rate [*6]



provided that the Company may not accept offers that would result in the undersigned making Money Market Loans pursuant hereto in
___________________

* All numbered footnotes appear on the last page of this Exhibit.

                            Money Market Quote Request
                            __________________________

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                              - 2 -
excess of $ _______ in the aggregate (the "Money Market Loan
Limit").

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] us to make the Money Market Loan(s) for which any offer(s) (is/are) accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement and any Money Market Loan Limit specified above).

                              Very truly yours,

                              [NAME OF BANK]


                              By ______________________________
                                 Name:
                                 Authorized Officer

Dated:  _____________, ____

___________________

[1]  Shall be a Business Day.

[2]  As specified in the related Money Market Quote Request.

[3] The principal amount bid for each Interest period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 (or a larger multiple of $1,000,000).

[4] Indicate "LIBO Margin" (in the case of LIBOR Market Loans) or "Set Rate" (in the case of Set Rate Loans).

[5] One, two, three, six or twelve months or any other calendar month thereafter, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of at least 7 days after the making of such Set Rate Loan and ending on a Business Day, as specified in the related Money Market Quote Request.

[6] For a LIBOR Market Loan, specify margin over or under the London interbank offered rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS". For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).

                            Money Market Quote Request
                            __________________________

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